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                                                                    Exhibit G(2)
                            CITI FUND MANAGEMENT INC.

                             WAIVER RELIANCE LETTER


                                                        July 25, 2002


Real Estate Income Fund Inc.
125 Broad Street
New York, New York  10004


Ladies and Gentleman:

     Citi Fund Management Inc. (the "Adviser") and Real Estate Income Fund Inc. (the "Fund") have entered into an Investment Management Agreement, dated as of the date hereof (the "Investment Management Agreement"), pursuant to which the Adviser has agreed to furnish investment advisory and administrative services to the Fund on the terms and subject to the conditions of the Investment Management Agreement.

     The Investment Management Agreement provides, among other things, that the Fund will pay to the Adviser as full compensation for all services rendered by the Adviser to the Fund under the Investment Management Agreement a monthly fee in arrears at an annual rate equal to 0.90% of the average daily value of the Fund's Managed Assets (as defined in the Investment Management Agreement) (such fee being referred to herein as the "Management Fee"). The Adviser has covenanted to the underwriters of the Fund's common shares that the Adviser will waive receipt of certain payments that would be expenses of the Fund, as set forth below. The Adviser understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Management Fee.

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                                                                               2

     For the period from the commencement of the Fund's investment operations through July 31, 2003, and for the 12 month periods ending July 31 in each indicated year during the term of the Investment Management Agreement (including any continuation thereof in accordance with Section 15 of the Investment Company Act of 1940, as amended), the Adviser will waive receipt of certain payments that would be expenses of the Fund in the amount determined by applying the following annual rates to the average daily value of the Fund's Managed Assets:

         Period Ending July 31                       Waiver
         ---------------------                       ------
                  2003                                0.32%
                  2004                                0.32%
                  2005                                0.32%
                  2006                                0.32%
                  2007                                0.32%
                  2008                                0.20%
                  2009                                0.10%


     The Adviser intends to cease to so waive receipt of payments upon the earlier of (i) July 31, 2009 or (ii) termination of the Investment Management Agreement.

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                                                                               3

     Please acknowledge the foregoing by signing this letter in the space provided below and returning the executed copy to the Adviser.

                                                Sincerely,

                                                CITI FUND MANAGEMENT INC.


                                                By:
                                                     ------------------------
                                                     Name:
                                                     Title:




CONFIRMED AND ACCEPTED

REAL ESTATE INCOME FUND INC.


By:
     ----------------------------
     Name:
     Title: